Exhibit 10.1

EXECUTION

FIFTH AMENDMENT TO
SECOND AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
GOVERNING PURCHASES AND SALES OF MORTGAGE LOANS

This Fifth Amendment, dated as of January 26, 2007 (this “Amendment”), to the Second Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of December 29, 2004 and amended as of December 28, 2005, October 31, 2006 and December 19, 2006 and further amended as of December 27, 2006 (as amended, the “Repurchase Agreement”), is made by and among LEHMAN BROTHERS BANK, FSB (“Buyer”), FIELDSTONE INVESTMENT CORPORATION (“FIC”) and FIELDSTONE MORTGAGE COMPANY (“FMC”) (FIC and FMC shall be individually and collectively referred to as “Seller”). Buyer, FMC and FIC may be collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, pursuant to the Repurchase Agreement, Buyer has agreed, subject to the terms and conditions set forth in the Repurchase Agreement, to purchase certain Mortgage Loans owned by Seller, including, without limitation, all rights of Seller to service and administer such Mortgage Loans; and

WHEREAS, the Parties desire to amend the Repurchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined herein have the meanings given them in the Repurchase Agreement.

Section 2. Amendments to Repurchase Agreement. Subject to Section 4 hereof, the Repurchase Agreement shall be amended as follows:

(a) References in the Repurchase Agreement to “this Agreement” or words of similar import (including indirect references to the Repurchase Agreement) shall, without limitation, be deemed to be references to the Repurchase Agreement as amended by this Amendment.

(b) The term of the Repurchase Agreement shall be renewed for a period of 364 days from the date of this Amendment, until January 25, 2008, or such earlier date on which all Purchased Mortgage Loans are required to be immediately repurchased pursuant to Section 14(a) of the Repurchase Agreement (unless such date is extended upon mutual agreement of Buyer and Seller). Thus, the definition of “Final Repurchase Date” shall be amended in accordance with such renewal term.

(c) The definition of “Change of Control” contained in Section 2 is hereby deleted in its entirety and replaced with the following:

“Change of Control” shall mean the following: (a) any transaction or event as a result of which FIC ceases to own, directly or indirectly, 100% of the stock of FMC, (b) the sale, transfer or other disposition of all or substantially all of a Seller’s assets (excluding any such action taken in connection with any securitization transaction in the ordinary course of business), (c) the consummation of a merger or consolidation of FIC with or into another entity or any other corporation reorganization, if more than 50.1% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of FIC immediately prior to such merger, consolidation or other reorganization, (d) any Person shall have succeeded in having so many of such Person’s nominees elected to the board of directors of FIC that such nominees, when added to any existing directors remaining on the board of directors of FIC after such election who were previously nominated by or are Affiliates of such Person, comprise a majority of the board of directors of FIC or (e) (i) Michael J. Sonnenfeld shall cease to be, and to continuously perform the duties of, President and Chief Executive Officer of FIC and (ii) no successor satisfactory to Buyer, in its discretion, shall have become, and shall have commenced to perform the duties of, President and Chief Executive Officer of FIC within sixty (60) days after such cessation.

(d) The definition of “Collateral Maintenance Percentage” contained in Section 2 is hereby deleted in its entirety and replaced with the following:

“Collateral Maintenance Percentage” means the amount set forth in the related Confirmation with respect to each Mortgage Loan which, (1) in determining whether a Market Value Collateral Deficit exists pursuant to the second sentence of Section 4(a) hereof shall, for each type of Mortgage Loan set forth in the first column below, equal the applicable percentage set forth in the second column below and (2) in determining whether a Securitization Value Collateral Deficit exists pursuant to the third sentence of Section 4(a) hereof shall, for each type of Mortgage Loan set forth in the first column below, equal the applicable percentage set forth in the third column below:

	% for Market Value	% for Securitization Value
Mortgage Loan Type	Collateral Deficit	Collateral Deficit

(a) first lien High Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	103.1%	103.1%

(b) first lien High Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	104.2%	104.2%

(c) second lien High Purchase Price Mortgage Loans	106.4%	106.4%

(d) first lien Medium Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	105.3%	105.3%

(e) first lien Medium Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	106.4%	106.4%

(f) second lien Medium Purchase Price Mortgage Loans	108.7%	108.7%

(g) first lien Low Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	107.5%	107.5%

(h) first lien Low Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	108.7%	108.7%

(i) second lien Low Purchase Price Mortgage Loans	111.1%	111.1%

(j) Mortgage Loans Delinquent 30-59 days in excess of 3.0% of the Total Facility Amount	117.6%	117.6%

(e) The definition of “Market Value” contained in Section 2 is hereby amended by deleting clause (iv) of such definition in its entirety and replacing it with the following:

(iv) any Mortgage Loan that is Delinquent for thirty (30) or more days but not more than fifty-nine (59) days which, when added with all other Purchased Mortgage Loans subject to then outstanding Transactions that are Delinquent for such period, would cause the aggregate Repurchase Price of such Purchased Mortgage Loans subject to then outstanding Transactions that are Delinquent for such period to exceed 6.0% of the Total Facility Amount,

(f) The definition of “Purchase Price” contained in Section 2 is hereby deleted in its entirety and replaced with the following:

“Purchase Price” means on each Purchase Date, the price at which each Purchased Mortgage Loan is transferred by the applicable Seller to Buyer or its designee (including Custodian) that shall be equal to for each type of Mortgage Loan set forth in the first column below, the lowest of: (i) the product of the Market Value of such Mortgage Loan and the applicable percentage set forth below under the column labeled “A”, (ii) the product of the Securitization Value of such Mortgage Loan and the applicable percentage set forth under the column labeled “B” and (iii) the product of the outstanding principal balance of such Mortgage Loan and the applicable percentage set forth below under the column labeled “C”:

	A	B	C
			% of Outstanding
Mortgage Loan Type	% of Market Value	% of Securitization Value	Principal Balance

(a) first lien High Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	97.0%	97.0%	98.5%

(b) first lien High Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	96.0%	96.0%	97.5%

(c) second lien High Purchase Price Mortgage Loans	94.0%	94.0%	95.5%

(d) first lien Medium Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	95.0%	95.0%	96.5%

(e) first lien Medium Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	94.0%	94.0%	95.5%

(f) second lien Medium Purchase Price Mortgage Loans	92.0%	92.0%	93.5%

(g) first lien Low Purchase Price Mortgage Loans that are Three Month Aged Mortgage Loans	93.0%	93.0%	94.5%

(h) first lien Low Purchase Price Mortgage Loans that are Five Month Aged Mortgage Loans	92.0%	92.0%	93.5%

(i) second lien Low Purchase Price Mortgage Loans	90.0%	90.0%	91.5%

(j) Mortgage Loans Delinquent 30-59 days in excess of 3.0% of the Total Facility Amount	85.0%	85.0%	80%

(g) Section 3(g) is hereby deleted in its entirety and replaced with the following:

Maximum Facility Amount. With respect to all Transactions hereunder, the aggregate Purchase Price for all Purchased Mortgage Loans at any one time subject to then outstanding Transactions shall not exceed FOUR HUNDRED MILLION DOLLARS ($400,000,000) (the “Total Facility Amount”).

(h) Section 11(c) is hereby amended by deleting such Section in its entirety and replacing it with the following:

(c) (i) liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), (ii) permit a Change in Control, (iii) change its name, identity, corporate structure, state of incorporation or taxable status, (iv) change its principal place of business without thirty (30) days prior written notice to Buyer or (v) sell, transfer, lease or otherwise dispose of its material property or assets except that, subject to the limitations set forth above (1) the sale, transfer, lease or other disposition of property or assets to an unrelated party in the ordinary course of business and (2) the sale, lease, transfer of property or assets (at fair value) between Sellers or their Subsidiaries, shall be expressly permitted;

(i) Section 11(k) is hereby amended by deleting such Section in its entirety and replacing it with the following:

(k) except in the absence of the occurrence and continuance of an Event of Default and so long as no Event of Default would result from such actions, issue any additional  shares or classes of Capital Stock (except in connection with convertible securities in existence as of January 26, 2007 or Seller’s employee equity incentive plan), declare or pay any dividend or make any other distribution on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Seller or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Seller; provided, however, that following the occurrence and during the continuation of any Event of Default, upon the written consent of Buyer, which consent shall be granted or withheld by Buyer in its sole discretion within one (1) Business Day of the receipt of a request from the Sellers, the Sellers may make distributions and dividends in cash or other property but only to the extent of (i) FIC’s distributable share of FMC’s net taxable income and gain (as determined for federal income tax purposes) with respect to such taxable year, and only to the extent reasonably necessary for FIC to satisfy its REIT Distribution Requirement with respect to such taxable year and (ii) with respect to FIC, distributions and dividends only to the extent reasonably necessary for FIC to satisfy its REIT Distribution Requirement with respect to such taxable year;

(j) Section 11(l) is hereby amended by deleting such Section in its entirety and replacing it with the following:

(l) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business) except pursuant to transaction(s) for which the aggregate purchase price for the property or assets of such Person does not exceed Twenty-Five Million Dollars ($25,000,000.00);

(k) Section 11(m) is hereby amended by deleting such Section in its entirety and replacing it with the following:

(m) create, form or acquire (or permit any Subsidiary to create, form or acquire), any Subsidiaries or sell, transfer, pledge or otherwise dispose (or permit any Subsidiary to sell, transfer, pledge or otherwise dispose) of any Capital Stock or other equity interests in any of their Subsidiaries without providing Buyer with written notice thereof within ten (10) days following such event;

(l) Section 12(m) is hereby amended by deleting the “Adjusted Tangible Net Worth” covenant therein in its entirety and replacing it with the following:

Adjusted Tangible Net Worth	Adjusted Tangible Net Worth shall, at all times, exceed
the greater of (i) $350,000,000 (three-hundred fifty
million dollars) and (ii) the dollar amount set forth in
the most restrictive covenant measuring Adjusted Tangible
Net Worth contained in any agreement between Seller and
any purchaser or lender to whom Seller sells mortgage
loans or obtains financing pursuant to a mortgage loan
repurchase, warehouse lending or similar facility.

(m) Section 12(m) is hereby further amended by deleting the “Profitability” financial covenant therein in its entirety and replacing it with the following:

Profitability	During the term of this Agreement, Seller shall not
(i) for the fiscal quarter ending on December 31,
2006, have Net Income of less than negative
$47,000,000 (i.e., a loss of more than $47,000,000)
without regard to unrealized gains or losses from
Hedges during such period and (ii) from and after the
fiscal quarter ending March 31, 2007, have Net Income
of less than $1.00 in any fiscal quarter without
regard to unrealized gains or losses from Hedges
during such period; provided, that, Seller shall
notify Buyer of any such unrealized gains or losses
via the related compliance certificate.

(n) Section 13(xii) is hereby amended by changing the reference to “25%” therein to “15%”.

Section 3. Representations and Warranties. Seller hereby represents and warrants to Buyer that (a) both immediately before and after giving effect to the amendments set forth in Section 2 of this Amendment, no Event of Default shall have occurred and be continuing, (b) the representations and warranties of Seller set forth in Section 10 of the Repurchase Agreement are true and complete as if made on and as of such date and as if each reference in said Section 10 to “this Agreement” included reference to the Repurchase Agreement as amended hereby, (c) this Amendment constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and (d) the execution and delivery by Seller of this Amendment has been duly authorized by all requisite corporate action on the part of Seller and will not violate any provision of Seller’s organizational documents.

Section 4. Conditions Precedent. The amendments set forth in Section 2 above shall not become effective unless, on or before January 26, 2007, Buyer shall have received all of the following documents, each of which shall be satisfactory in form and substance to Buyer and its counsel:

(a) Amendment. This Amendment, duly completed, executed and delivered by Seller;

(b) Opinion of Counsel. An opinion or opinions of counsel favorable to Buyer with respect to Seller and this Amendment;

(c) Officer’s Certificate. A certificate of an officer of Seller certifying to such matters as may be required by Buyer; and

(d) Other Documents. Such other documents as Buyer may reasonably request.

Section 5. Miscellaneous.

(a) Except as expressly amended by Section 2 hereof, the Repurchase Agreement remains unaltered and in full force and effect. Each of the Parties hereby reaffirms all terms and covenants made in the Repurchase Agreement as amended hereby.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Repurchase Agreement, or any other document, instrument or agreement executed and/or delivered in connection therewith.

(c) THIS AMENDMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

(d) This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement. Any signature delivered by a party via facsimile shall be deemed to be an original signature hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first above written.

SELLER:

FIELDSTONE MORTGAGE COMPANY

By: /s/ Mark C. Krebs
Name: Mark C. Krebs
Title: Sr. Vice President & Treasurer

FIELDSTONE INVESTMENT CORPORATION

By: /s/ Mark C. Krebs
Name: Mark C. Krebs
Title: Sr. Vice President & Treasurer

BUYER:

LEHMAN BROTHERS BANK, FSB

By: /s/ Fred C. Madonna
Name: Fred C. Madonna
Title: